The Simply Good Foods Company Reports Fiscal Second Quarter 2020 Financial Results;
Net Sales and Earnings Exceeded Expectations

Denver, CO, April 6, 2020 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week period ended February 29, 2020. The Company completed the acquisition of Quest Nutrition, LLC (“Quest”) on November 7, 2019. The Company’s second quarter results include thirteen weeks of Quest results and about 16 weeks for the year-to-date period. Additionally, note that the Company’s reference to “legacy Atkins” in this press release encompasses Simply Goods Foods’ business excluding Quest.

“Simply Good Foods second quarter results exceeded our expectations with strong performance from both the legacy Atkins and Quest brands,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Legacy Atkins net sales increased 12.1% driven by point of sales growth in measured and non-measured channels and a slight seasonal inventory build. Combined with good cost controls, legacy Atkins margins and profit were up nicely. As expected, Quest net sales growth was strong, up double digits on a percentage basis versus the comparable year ago period resulting in margin improvement.”

“Total Simply Good Foods retail takeaway for the thirteen weeks ended February 29, 2020 was 11.8%, in U.S. measured channels, outpacing nutritional snacking category growth. Atkins® brand retail takeaway in the second quarter increased 6.1% despite a very difficult comparison in the same period a year ago. Additionally, Atkins® non-measured e-commerce business momentum continued and contributed to our second quarter net sales growth. Quest® brand retail takeaway in measured channels continued to be strong and increased 27.1% in the quarter and the Quest® brand e-commerce business also continued to be very strong.”

“Overall, the first half of fiscal 2020 performance exceeded our expectations with no material effects from COVID-19. The Quest integration is progressing well and we are on track with our timeline to achieve the identified $20 million in synergies. As such, we began the second half of the year confident in our ability to achieve our previously communicated fiscal year 2020 outlook. Since March, however, retail foot traffic has been volatile with positive spikes in the beginning of the month followed by a significant slowdown in the second half of the month. Given the uncertainty around consumer purchasing behavior due to COVID-19 movement restrictions, among other unknown potential COVID-19 related effects, we believe it is prudent to withdraw our fiscal 2020 full year guidance at this time.”

Second Quarter 2020 Financial Highlights vs. Second Quarter 2019

•	Net sales increased 83.4%, or $103.3 million, to $227.1 million

•	Gross profit margin of 37.6%, a decrease of 250 basis points

◦	Includes a non-cash $5.1 million inventory purchase accounting step-up adjustment related to the Quest acquisition

•	Net income of $10.7 million versus $12.7 million

•	Adjusted EBITDA(1) increased 81.7% to $41.7 million, primarily related to the Quest acquisition

•	Earnings per diluted share (“EPS”), $0.11, a decrease of $0.04 per fully diluted share

•	Adjusted Diluted EPS (1) of $0.23 versus $0.18

Net sales increased $103.3 million, or 83.4%, to $227.1 million. The Quest acquisition contributed 71.3% to net sales growth. Legacy Atkins net sales increased 12.1%, driven by volume growth, which was partially offset, as expected, by slightly higher trade promotions.

________________________________________
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Gross profit was $85.4 million for the second quarter of 2020, an increase of $35.7 million or 72.0%. The increase in gross profit was driven by the Quest acquisition and legacy Atkins sales growth, partially offset by a non-cash $5.1 million inventory purchase accounting step-up adjustment related to the Quest acquisition. As a result, gross profit margin was 37.6%, a 250 basis point decline versus last year. The non-cash inventory purchase accounting step-up, which is now complete as a full quarter of Quest results are included in the Company’s consolidated financial statements, adversely affected gross margin by 220 basis points. Quest’s slightly lower gross margin and the previously mentioned timing of increased trade promotions were a 30 basis point headwind.

In the second quarter of 2020 the Company reported net income of $10.7 million, a decline of $2.1 million versus the comparable period of 2019, primarily due to costs related to the Quest acquisition. The increase in gross profit was partially offset by:

•	a 83.6% increase in selling and marketing expenses due to the inclusion of Quest, and the timing of greater legacy Atkins advertising expenses discussed last quarter;

•	business transaction costs of $0.7 million;

•
a $14.4 million increase in general and administrative expenses as a result of the inclusion of Quest and integration expenses of $3.9 million. Legacy Atkins general and administrative expenses were about the same as the year ago period; and

•	higher interest expense of about $7.2 million due to an increase in the principal amount of the Company’s term loan related to the financing for the Quest acquisition.

Adjusted EBITDA1, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 81.7% to $41.7 million.

Adjusted Diluted Earnings Per Share2, a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.23 versus $0.18 is the year ago period.

Year-to-Date Second Quarter 2020 Financial Highlights vs. Year-to-Date Second Quarter 2019

•	Net sales increased 55.0%, or $134.5 million, to $379.3 million

•	Gross profit margin of 38.9%, a decrease of 260 basis points

◦	Includes a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest acquisition

•	Income tax expense was $2.2 million versus $8.7 million

•	Net income decreased $22.1 million to $5.9 million

•	Adjusted EBITDA(1) increased 48.0% to $73.5 million, primarily related to the Quest acquisition

•	Earnings per diluted share (“EPS”), $0.06, a decrease of $0.27 per fully diluted share

•	Adjusted Diluted EPS (1) of $0.45, an increase of $0.06 per fully diluted share

Net sales increased $134.5 million, or 55.0%, to $379.3 million. Quest was a 43.1% benefit to net sales growth. Legacy Atkins net sales increased 11.9%, driven by volume growth, which was partially offset, as expected, by slightly higher trade promotions.

Gross profit was $147.6 million for the year-to-date second quarter of 2020, an increase of $46.0 million or 45.3%. The increase in gross profit was driven by the Quest Acquisition and legacy Atkins sales growth, partially offset by a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest acquisition. As a result, gross profit margin was 38.9%, a 260 basis point decline versus last year. The non-cash inventory purchase accounting step-up adversely affected gross margin by 200 basis points. Quest’s slightly lower gross margin and the previously mentioned timing of increased trade promotions were a 60 basis point headwind.

Net income was $5.9 million for the year-to-date second quarter of 2020, a decrease of $22.1 million compared to net income of $28.0 million for the comparable period of 2019. The decline was primarily due to costs related to the Quest acquisition. The increase in gross profit was primarily offset by:

•	a 51.3% increase in selling and marketing expenses primarily due to the inclusion of Quest, and the timing of greater legacy Atkins advertising expense discussed previously;

•	a $20.5 million increase in general and administrative expenses to $46.2 million as a result of:

◦	the inclusion of Quest;

◦	legacy Atkins general and administrative expenses increased, as discussed previously, due to higher people related costs; and

◦	integration expenses of $5.3 million;

•	business transaction costs of $26.9 million; and

•	higher interest expense of about $9.0 million due to an increase in the principal amount of the Company’s term loan related to the financing for the Quest acquisition.

Adjusted EBITDA1, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 48.0% to $73.5 million.

Adjusted Diluted Earnings Per Share2, a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.45 versus $0.39 in the year ago period.

Balance Sheet and Cash Flow

At the end of the fiscal second quarter weighted average total diluted shares outstanding were approximately 100.3 million versus approximately 85.4 million in the year ago period. The increase in the shares outstanding was due to the previously discussed common stock public offering on October 7, 2019.

As of February 29, 2020, the Company had cash and cash equivalents of $46.1 million. In the fiscal second quarter the Company made principal term loan payments of $20 million, therefore, outstanding principal under its term loan was $635.5 million at the end of the second quarter.

Given the unpredictable nature of the COVID-19 crisis, in March the Company began to increase finished goods inventory of some of its high velocity products. In conjunction with this, as well as for other working capital and general corporate purposes, the Company drew down $25 million on its $75 million availability under its revolving credit facility. The Company believes it is more than adequately positioned to meet its obligations and at the end of March 2020 the Company's estimated cash and cash equivalents balance was about $80 million.

Given the Company’s cash balance and outstanding term loan balance at the end of the second quarter we are well on track to achieving our target of a trailing twelve month Net Debt to Adjusted EBITDA ratio of less than 3.75x by fiscal year-end August 2020.

Outlook

“We entered the second half of the fiscal year with positive net sales momentum, solid cost containment and confidence in our ability to execute our plans to deliver on our financial objectives. Furthermore, the Quest integration is on-track and our synergy plans are proceeding as expected. However, volatile retail foot traffic in March has impacted our retail takeaway. Specifically, in the first half of the month, retail takeaway of our products was very strong; however, this has been followed by a notable slowdown underscoring the unpredictable nature of current consumer purchasing behavior we believe is a result of the current COVID-19 movement restrictions,” Scalzo continued. “The severity and duration of the COVID-19 pandemic is uncertain and will likely continue during the second half of our fiscal year. Therefore, given the rapidly evolving situation and the uncertainty related to potential effects of the COVID-19 outbreak, we believe it is prudent to withdraw our previously communicated fiscal 2020 outlook.”

“We continue to believe that health and wellness is important to consumers and the nutritional profiles of our products satisfy many of their snacking and meal replacement needs. There are many long-term growth opportunities that exist within our business and the high-growth underpenetrated nutritional snacking category. Our employees have adjusted remarkably well to a remote work environment, and we are fortunate to have an experienced management team and Board of Directors to navigate the short-term challenges of this situation while positioning the business for continued long-term growth. We will continue to monitor the situation and will provide additional perspective on the year during our fiscal third quarter conference call in early July,” Scalzo concluded.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Monday, April 6, 2020 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, April 20, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13700766.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, SimplyProtein® and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 outbreak, statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to the effect of the COVID-19 outbreak on the Company's business, suppliers (including its contract manufacturing and logistics suppliers), customers, consumers and employees along with disruptions or inefficiencies in the supply chain resulting from any effects of the COVID-19 outbreak; achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	February 29, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$46,115	$266,341
Accounts receivable, net	89,966	44,240
Inventories	79,552	38,085
Prepaid expenses	5,183	2,882
Other current assets	14,818	6,059
Total current assets	235,634	357,607

Long-term assets:
Property and equipment, net	12,008	2,456
Intangible assets, net	1,149,410	306,139
Goodwill	570,716	471,427
Other long-term assets	33,580	4,021
Total assets	$2,001,348	$1,141,650

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$38,018	$15,730
Accrued interest	1,868	1,693
Accrued expenses and other current liabilities	34,139	29,933
Current maturities of long-term debt	264	676
Total current liabilities	74,289	48,032

Long-term liabilities:
Long-term debt, less current maturities	624,076	190,259
Deferred income taxes	77,683	65,383
Other long-term liabilities	28,267	532
Total liabilities	804,315	304,206
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,476,537 and 81,973,284 issued at February 29, 2020 and August 31, 2019, respectively	955	820
Treasury stock, 98,234 and 98,234 shares at cost at February 29, 2020 and August 31, 2019, respectively	(2,145)	(2,145)
Additional paid-in-capital	1,087,506	733,775
Retained earnings	111,694	105,830
Accumulated other comprehensive loss	(977)	(836)
Total stockholders’ equity	1,197,033	837,444
Total liabilities and stockholders’ equity	$2,001,348	$1,141,650

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Net sales	$227,101	$123,800	$379,254	$244,731
Cost of goods sold	141,707	74,145	231,654	143,156
Gross profit	85,394	49,655	147,600	101,575

Operating expenses:
Selling and marketing	27,041	14,729	45,475	30,048
General and administrative	28,103	13,732	46,248	25,730
Depreciation and amortization	4,287	1,902	6,740	3,751
Business transaction costs	694	290	26,853	1,329
Loss in fair value change of contingent consideration - TRA liability	—	—	—	533
Total operating expenses	60,125	30,653	125,316	61,391

Income from operations	25,269	19,002	22,284	40,184

Other (expense) income:
Interest income	85	884	1,464	1,665
Interest expense	(10,589)	(3,344)	(15,558)	(6,605)
Gain on settlement of TRA liability	—	—	—	1,534
Gain (loss) on foreign currency transactions	(194)	130	(178)	(268)
Other income	8	77	45	121
Total other expense	(10,690)	(2,253)	(14,227)	(3,553)

Income before income taxes	14,579	16,749	8,057	36,631
Income tax expense	3,922	4,027	2,193	8,652
Net income	$10,657	$12,722	$5,864	$27,979

Other comprehensive income:
Foreign currency translation adjustments	(141)	(179)	(141)	(37)
Comprehensive income	$10,516	$12,543	$5,723	$27,942

Earnings per share from net income:
Basic	$0.11	$0.16	$0.06	$0.35
Diluted	$0.11	$0.15	$0.06	$0.33
Weighted average shares outstanding:
Basic	95,339,489	81,900,352	92,524,061	79,595,330
Diluted	100,336,571	85,350,196	97,597,614	84,062,479

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	February 29, 2020	February 23, 2019
Operating activities
Net income	$5,864	$27,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,119	3,825
Amortization of deferred financing costs and debt discount	1,569	668
Stock compensation expense	3,795	2,478
Loss on fair value change of contingent consideration - TRA liability	—	533
Gain on settlement of TRA liability	—	(1,534)
Unrealized (gain) loss on foreign currency transactions	178	268
Deferred income taxes	2,485	8,463
Loss on disposal of property and equipment	—	6
Amortization of operating lease right-of-use asset	1,652	—
Other	789	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(19,062)	(8,774)
Inventories	768	(15,855)
Prepaid expenses	(873)	(384)
Other current assets	(5,808)	(2,092)
Accounts payable	(2,953)	6,143
Accrued interest	175	1,949
Accrued expenses and other current liabilities	(8,760)	(1,810)
Other assets and liabilities	(1,824)	(32)
Net cash (used in) provided by operating activities	(14,886)	21,831

Investing activities
Purchases of property and equipment	(481)	(887)
Issuance of note receivable	(1,250)	—
Acquisition of business, net of cash acquired	(984,201)	—
Net cash (used in) investing activities	(985,932)	(887)

Financing activities
Proceeds from option exercises	931	361
Tax payments related to issuance of restricted stock units	(80)	(5)
Payments on finance lease obligations	(157)	—
Cash received from warrant exercises	—	113,464
Repurchase of common stock	—	(127)
Settlement of TRA liability	—	(26,468)
Principal payments of long-term debt	(21,000)	(1,000)
Proceeds from issuance of common stock	352,542	—
Equity issuance costs	(3,323)	—
Proceeds from issuance of long term debt	460,000	—
Deferred financing costs	(8,208)	—
Net cash provided by financing activities	780,705	86,225

Cash and cash equivalents
Net (decrease) increase in cash	(220,113)	107,169
Effect of exchange rate on cash	(113)	(243)
Cash at beginning of period	266,341	111,971
Cash and cash equivalents at end of period	$46,115	$218,897

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, loss in fair value change of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net (loss) income, for the thirteen and twenty-six weeks ended February 29, 2020 and February 23, 2019:

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Net income	10,657	12,722	5,864	27,979
Interest income	(85)	(884)	(1,464)	(1,665)
Interest expense	10,589	3,344	15,558	6,605
Income tax expense	3,922	4,027	2,193	8,652
Depreciation and amortization	4,594	1,939	7,119	3,825
EBITDA	29,677	21,148	29,270	45,396
Business transaction costs	694	290	26,853	1,329
Stock-based compensation expense	2,122	1,417	3,795	2,478
Inventory step-up	5,085	—	7,522	—
Integration of Quest	3,903	—	5,341	—
Restructuring	—	22	—	22
Non-core legal costs	76	208	555	1,150
Loss in fair value change of contingent consideration - TRA liability	—	—	—	533
Gain on settlement of TRA liability	—	—	—	(1,534)
Other (1)	174	(120)	190	289
Adjusted EBITDA	$41,731	$22,965	$73,526	$49,663
(1) Other items consist principally of exchange impact of foreign currency transactions, frozen licensing media and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings (loss) per share before depreciation and amortization, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, change in fair value of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses, on a theoretical tax effected basis of such adjustments at an assumed statutory rate. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and twenty-six weeks ended February 29, 2020 and February 23, 2019, and fifty three weeks ended August 31, 2019:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended		53-Weeks Ended
	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019	August 31, 2019
Diluted earnings per share	$0.11	$0.15	$0.06	$0.33	$0.56

Depreciation and amortization	0.03	0.02	0.05	0.03	0.07
Business transaction costs	0.01	—	0.20	0.01	0.06
Stock-based compensation expense	0.02	0.01	0.03	0.02	0.05
Inventory step-up	0.04	—	0.06	—	—
Integration of Quest	0.03	—	0.04	—	—
Restructuring	—	—	—	—
Non-core legal costs	—	—	—	0.01	0.04
Loss (gain) in fair value change of contingent consideration - TRA liability	—	—	—	—	—
Gain on settlement of TRA liability	—	—	—	(0.01)	(0.01)
Other (1)	—	—	—	—	—
Rounding (2)	(0.01)	—	0.01	—
Adjusted diluted earnings per share	$0.23	$0.18	$0.45	$0.39	$0.77
(1) Other items consist principally of exchange impact of foreign currency transactions, frozen licensing media, restructuring and other expenses.
(2) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.